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Exhibit 99.2

Recent Developments

        Recent Unaudited Financial Results.    As of September 30, 2004, our total indebtedness and cash and cash equivalents were $329.6 million and $27.5 million, respectively. We estimate that for the three months ended September 30, 2004 our unaudited revenues were $106.5 million. We currently expect that for the three months ended September 30, 2004 our net income before preferred dividends will range between $16.2 and $16.7 and our EBITDA, As Defined, for the three months ended September 30, 2004 will range between $38.6 million and $39.4 million (see the reconciliation of EBITDA, As Defined, to net income to common shareholders below). We previously had announced on August 12, 2004 that we expected for the three months ended September 30, 2004 revenues to range between $98 million and $104 million, net income before preferred dividends to range between $14 million and $17 million and EBITDA, As Defined, to range between $36 million and $40 million.

        Although financial statements for the three months ended September 30, 2004 are not yet available, the information above summarizes certain preliminary balance sheet and income statement data. All of this financial data is preliminary and unaudited and is subject to revision based upon our review and a review by our independent registered public accounting firm of our financial condition and results for the three months ended September 30, 2004. We cannot assure you that, upon completion of our review and the review by our independent registered public accounting firm of our financial condition and results for the three months ended September 30, 2004, we will not report materially different financial results than those set forth above.

Updated Expectations

	Three Months Ended September 30,
	2004 Lower Range	2004 Upper Range
	(in millions)
EBITDA, As Defined	$38.6	$39.4
Depreciation and amortization expense	(5.8)	(5.8)
Interest expense	(6.6)	(6.6)
Income tax expense	(10.0)	(10.3)

Net income before preferred dividends	16.2	16.7
Preferred dividends	(3.3)	(3.3)

Net income available to common shareholders	12.9	13.4

Prior Expectations

	Three Months Ended September 30,
	2004 Lower Range	2004 Upper Range
	(in millions)
EBITDA, As Defined	$36	$40
Depreciation and amortization expense	(6)	(6)
Interest expense	(7)	(7)
Income tax expense	(9)	(10)

Net income before preferred dividends	14	17
Preferred dividends	(3)	(3)

Net income available to common shareholders	$11	$14

        Recent Acquisitions.    Between July 1, 2004 and October 18, 2004, we have acquired four businesses for purchase prices aggregating approximately $10.5 million (subject to customary post-closing adjustments). Three of these four acquisitions, with purchase prices aggregating $10.2 million (subject to customary post-closing adjustments) were consummated after September 30, 2004. The purchase price for each of these acquisitions has been paid from our available working capital. These acquisitions have added three ice manufacturing facilities and four distribution centers to the facilities we own or operate.

Risk Factors

We may not be able to utilize all of our tax assets before they expire.

        We had net deferred tax liabilities of $60.2 million at June 30, 2004. Included in this amount are deferred tax assets, including net operating loss carry-forwards, of approximately $41.6 million, which we believe can be used to satisfy future tax payments. There is an annual limitation on the utilization of the net operating loss carry-forwards generated by the Predecessor due to the change in ownership which occurred on August 15, 2003. We have certain business strategies that we believe will allow us to utilize our tax assets before they expire; however, we cannot assure you that we will be able to utilize our tax assets or successfully execute such strategies. Further, if our sponsors cease to own a majority of our common stock, then additional limitations on the utilization of the net operating loss carry-forwards will apply. We may not be able to utilize our tax assets in the manner or in the timeframe we anticipate.

We have recorded a significant amount of goodwill and other intangible assets, and any significant reduction in goodwill and other intangible assets would have an adverse effect on our financial condition and results of operations.

        Our acquisitions have resulted in significant amounts of goodwill and other intangible assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, and intangible assets, which relate to customer lists, were approximately $337.3 million at June 30, 2004, representing 53.6% of our total assets. In the future, goodwill and other intangible assets may increase as a result of additional acquisitions we may do. Goodwill and other intangible assets are recorded at fair value on the date of acquisition and are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. The amount of any impairment must be written off. Any future determination requiring the write-off of a significant portion of the goodwill and intangible assets recorded on our balance sheet would have an adverse effect on our financial condition and results of operations.

Liquidity and Capital Resources

        We intend to fund our ongoing capital and working capital requirements as well as debt service, including our internal growth and acquisitions, through a combination of cash flows from operations and borrowings under Reddy Group's revolving credit facility.

        Pro Forma.    As of June 30, 2004, after giving effect to the issuance of the senior discount notes, Reddy Holdings would have had consolidated indebtedness of $436.4 million. Subject to restrictions in the indenture governing the senior discount notes, the indenture governing Reddy Group's senior subordinated notes and the credit agreement governing Reddy Group's senior credit facility, Reddy Holdings and its subsidiaries (including Reddy Group) may incur additional indebtedness.

        Cash interest payments on the notes will be due and payable beginning in 2009. Reddy Holdings' primary source of liquidity for such payments will be cash flow generated from the operations of its subsidiaries, including Reddy Group.

        However, the terms of the credit agreement governing Reddy Group's senior credit facility and the indenture governing Reddy Group's senior subordinated notes restrict the ability of Reddy Group and its subsidiaries to pay dividends or otherwise transfer assets to Reddy Holdings. For example, the ability of Reddy Group to make such payments pursuant to the indenture governing Reddy Group's senior subordinated notes is governed by a formula based on 50% of its consolidated net income. In addition, as a condition to making such payments based on such formula, Reddy Group must have an EBITDA

(as defined in the indenture governing Reddy Group's senior subordinated notes) to interest expense ratio of at least 2.0 to 1.0 prior to August 1, 2006, and 2.25 to 1 thereafter, after giving effect to any such payments. After making a dividend in connection with the issuance of the senior discount notes, Reddy Group will have used substantially all of its current availability to make payments under this formula. In addition, the terms of the credit agreement governing the Reddy Group senior credit facility fully prohibit Reddy Group from paying dividends and otherwise transferring assets except for certain limited dividends the proceeds of which must be used to maintain Reddy Holdings' corporate existence.

        As of June 30, 2004, after giving effect to the issuance of the senior discount notes, the Reddy Group borrowing under the Reddy Group revolving credit facility and the use of proceeds therefrom, Reddy Group would not have been able to use the formulas to make a restricted payment under the indenture governing the Reddy Group senior subordinated notes; accordingly, Reddy Group would be prohibited from making a contribution to Reddy Holdings for the purpose of paying interest on the notes. Reddy Holdings will be required to make cash interest payments on the notes prior to the maturity of each of the Reddy Group senior credit facility and the Reddy Group senior subordinated notes.

        As of June 30, 2004, after giving effect to the issuance of the senior discount notes, the Reddy Group borrowing under the Reddy Group revolving credit facility and the use of proceeds therefrom, Reddy Group would have had a balance of $6.3 million outstanding under its revolving credit facility and availability of $19.3 million under its revolving credit facility, net of outstanding standby letters of credit of $9.3 million.

        Historical.    We generate cash from the sale of packaged ice through traditional delivery methods, by which we manufacture, package and store ice at a central facility and transport it to our customers' retail locations when needed, and through Ice Factories, which manufacture, package and store ice in our customers' retail locations. Our primary uses of cash are (a) cost of sales, (b) operating expenses, (c) debt service and (d) capital expenditures related to replacing and modernizing the capital equipment in our traditional ice plants and acquiring and installing additional Ice Factories. Historically, we have financed our capital and working capital requirements, including our acquisitions, through a combination of cash flows from operations, borrowings under Reddy Group's revolving credit facilities and operating leases.

        Our ability to generate cash from our operations is subject to weather, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations in amounts sufficient to enable us to make payments in respect of the notes or service our debt and to fund our other liquidity needs. If we do not have sufficient liquidity, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments, including the credit agreement governing the Reddy Group senior credit facility, the indenture governing Reddy Group's senior subordinated notes and the indenture for the senior discount notes, may restrict us from adopting some of these alternatives. Therefore, because of these and other factors beyond our control, we may be unable to service our debt.

        During the six months ended June 30, 2004 capital expenditures totaled $8.0 million. We estimate our normal capital expenditures for 2004 will approximate $16.0 million, which includes any capital expenditures required by our recently acquired businesses, and will primarily be used to maintain and expand our traditional ice operations. There can be no assurance that capital expenditures will not exceed this estimate.

Contractual Obligations Table

        The table below summarizes the future payments due under our significant contractual obligations as of June 30, 2004 on a pro forma basis for the issuance of Reddy Holdings' new senior discount notes and related transactions:

	Total	2004	2005 to 2006	2007 to 2008	2009 and thereafter
	(in millions)
Long-term debt(1)	$477.8	$0.9	$3.7	$46.0	$427.1
Line of credit	6.3	6.3	0.0	0.0	0.0
Operating leases	34.9	4.4	15.0	8.4	7.1
Purchase obligations(2)	29.7	1.9	7.5	7.5	12.8

Total contractual obligations	$548.7	$13.5	$26.2	$61.9	$447.0

  (1)
  In addition to the amounts above, we anticipate paying approximately $9.7 million and $25.8 million of cash in the six months ended December 31, 2004 and the year ended December 31, 2005, respectively, for interest expense associated with our long-term debt. This assumes Reddy Holdings' new senior discount notes accrete at a rate of 10% per annum.

  (2)
  Consists of our obligation to purchase 2,000 merchandisers and $0.75 million of spare parts per year from a certain vendor under a supply agreement that expires May 31, 2012.

Summary Historical and Pro Forma Condensed Financial Data

        The following table sets forth, for the periods and dates indicated, our summary historical and pro forma condensed financial data. Reddy Holdings and its wholly owned subsidiary Cube Acquisition Corp. were formed on May 8, 2003 for the purpose of acquiring Packaged Ice, Inc. and effecting certain capital transactions in connection with such acquisition. On August 15, 2003 Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. In connection with the merger, Packaged Ice was renamed Reddy Ice Group, Inc. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In this summary, "Successor" refers to Reddy Holdings and its subsidiaries while "Predecessor" refers to pre-merger Reddy Group and its subsidiaries, which was then known as "Packaged Ice, Inc."

        Our summary historical financial data for the period from January 1, 2003 through August 14, 2003, as of December 31, 2002 and for the years ended December 31, 2002 and 2001 have been derived from the audited financial statements of the Predecessor. Our summary financial data as of December 31, 2003 and for the period from May 8, 2003 through December 31, 2003 have been derived from the audited financial statements of the Successor. The summary historical financial data for the combined twelve months ended December 31, 2003 have been derived from the audited financial statements of the Predecessor for the period from January 1, 2003 through August 14, 2003 and the audited financial statements of the Successor for the period from May 8, 2003 through December 31, 2003. The summary historical financial data of the Predecessor for the six month period ended June 30, 2003 and the summary historical financial data of the Successor as of June 30, 2004 and for the six month period ended June 30, 2004 have been derived from unaudited financial statements. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the entire year.

        The table also contains summary unaudited pro forma financial information derived from the financial information set forth under "Unaudited Pro Forma Condensed Financial Information" included elsewhere in this Form 8-K. This unaudited pro forma information for the twelve months ended June 30, 2004 gives effect to the merger, the receipt of proceeds from the issuance of Reddy Group's senior subordinated notes and borrowings under Reddy Group's senior credit facility, the receipt of proceeds from equity issuances to the sponsors and certain members of senior management of Reddy Holdings, the acquisition of Triangle, the issuance of Reddy Holdings' senior discount notes and the use of proceeds therefrom and the related borrowing under Reddy Group's revolving credit facility. The summary pro forma data do not purport to represent what our results of operations or financial position actually would have been if the merger and related transactions, the Triangle acquisition, the issuance of Reddy Holdings' senior discount notes and the use of proceeds therefrom and the related borrowing under Reddy Group's revolving credit facility had occurred on the date assumed in the pro forma financial information, nor do such data purport to project the results of operations for any future period. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

        The summary unaudited pro forma and historical financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with our audited combined financial statements, the selected combined historical financial data and the unaudited pro forma financial statements and, in each case, the related notes included elsewhere in this Form 8-K and Reddy Holdings' other public filings.

	Historical
	Year Ended December 31,
			January 1, 2003 to August 14, 2003 (Predecessor)	May 8, 2003 (Date of Inception) to December 31, 2003 (Successor)	Combined Twelve Months Ended December 31, 2003			Pro Forma Combined Twelve Months Ended June 30, 2004
						Six Months Ended June 30, 2003 (Predecessor)
							Six Months Ended June 30, 2004 (Successor)
	2001 (Predecessor)	2002 (Predecessor)
	(in thousands)
Operating Data:
Revenues	$244,247	$235,660	$151,269	$86,919	$238,188	$103,316	$125,909	$275,169
Cost of sales	156,434	144,852	91,642	52,732	144,374	66,311	78,357	162,773
Gross profit	87,813	90,808	59,627	34,187	93,814	37,005	47,552	112,396
Operating expenses	37,372	33,739	18,598	13,430	32,028	14,661	17,097	35,679
Income from operations	16,674	20,657	26,512	13,141	39,653	10,645	19,177	55,219
Interest expense(1)	36,686	34,870	21,063	10,370	31,433	16,902	13,246	37,431
Income tax benefit (expense)	—	—	—	(1,053)	(1,053)	—	(2,254)	333
Net income (loss) before cumulative effect of change in accounting principle and preferred dividends	(19,993)	(11,558)	5,565	1,718	7,283	(6,226)	3,677	18,239
Other Financial Data:
Capital expenditures(2)	$16,510	$14,403	$7,848	$13,721	$21,569	$6,057	$7,956	$14,339
Depreciation and amortization	33,816	24,704	14,528	7,616	22,144	11,710	11,278	21,498
EBITDA, As Defined(3)	50,460	57,230	41,145	20,757	61,902	22,375	30,455	76,835
EBITDA, As Defined, Margin(3)	20.7%	24.3%	27.2%	23.9%	26.0%	21.7%	24.2%	27.9%

	As of June 30, 2004
	Historical	Pro Forma as Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,555	$6,555
Working capital(4)	14,750	(15,250)
Total assets	628,958	632,963
Total debt	335,331	436,420
Shareholders' equity	196,499	70,504

(1)
Includes non-cash amortization of debt issuance costs of $2.9 million in the pro forma combined twelve months ended June 30, 2004.

(2)
Capital expenditures for the twelve months ended June 30, 2004 include historical Triangle capital expenditures of approximately $0.3 million and exclude the cost of acquisitions. Capital expenditures for the six and twelve month periods ended June 30, 2004 exclude $9.4 million related to the purchase of leased equipment in connection with the merger and related transactions.

(3)
EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. EBITDA, As Defined, represents EBITDA before preferred dividends, the cumulative effect of change in accounting principle, gain or loss on extinguishment of debt, impairment of assets and gain or loss on disposition of assets. EBITDA, As Defined, and EBITDA are presented herein because we believe they are useful supplements to operating income and cash flow from operations in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. Management also uses these measurements as part of its evaluation of core operating results and underlying trends. However, EBITDA, As Defined, and EBITDA which do not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of the notes to be alternatives to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. In addition, the EBITDA, As Defined, and EBITDA measures presented herein may differ from and may not be comparable to similarly titled measures used by other companies. EBITDA, As Defined, Margin represents EBITDA, As Defined, as a percentage of revenue.

  Reconciliation of EBITDA, as Defined, and EBITDA to Net Income (Loss) available to common shareholders

	Historical
	Year Ended December 31,		January 1, 2003 to August 14, 2003 (Predecessor)	May 8, 2003 (Date of Inception) to December 31, 2003 (Successor)	Combined Twelve Months Ended December 31, 2003			Pro Forma Combined Twelve Months Ended June 30, 2004
						Six Months Ended June 30, 2003 (Predecessor)
							Six Months Ended June 30, 2004 (Successor)
	2001 (Predecessor)	2002 (Predecessor)
	(in thousands)
EBITDA, As Defined(a)	$50,460	$57,230	$41,145	$20,757	$61,902	$22,375	$30,455	$76,835
Gain (loss) on disposition of assets	49	(4,345)	11	—	11	11	—	—
Impairment of assets	—	(7,363)	—	—	—	—	—	—
Gain on extinguishment of debt	—	2,494	—	—	—	—	—	—
Cumulative effect of change in accounting principle(b)	—	(73,230)	—	—	—	—	—	—
Preferred dividends	(3,458)	(3,810)	(2,566)	(4,431)	(6,997)	(2,033)	(6,302)	—
EBITDA	47,051	(29,024)	38,590	16,326	54,916	20,353	24,153	76,835
Depreciation and amortization	(33,816)	(24,704)	(14,528)	(7,616)	(22,144)	(11,710)	(11,278)	(21,498)
Interest expense	(36,686)	(34,870)	(21,063)	(10,370)	(31,433)	(16,902)	(13,246)	(37,431)
Income tax benefit (expense)	—	—	—	(1,053)	(1,053)	—	(2,254)	333

Net income (loss) available to common shareholders	$(23,451)	$(88,598)	$2,999	$(2,713)	$286	$(8,259)	$(2,625)	$18,239

(a)
EBITDA, As Defined, does not include the following items: (1) Incremental EBITDA, As Defined, attributable to seven acquisitions (other than Triangle) that occurred between October 1, 2003 and June 30, 2004 in the amount of approximately $3.4 million, which is based upon the unaudited historical results prior to their respective acquisition dates and is adjusted to give effect to the continuing impact of (i) elimination of expenses of the acquired businesses and (ii) incremental increases in management fees payable to our sponsors, in each case directly as a result of such acquisitions; (2) Terminated financing costs in the amount of approximately $233,000 which were incurred in connection with a proposed financing transaction that terminated prior to consummation or (3) Lease expense elimination in the amount of approximately $162,000 which represents the elimination of historical operating lease expense resulting from the purchase of manufacturing and packaging equipment purchased for approximately $1.1 million.

(b)
On January 1, 2002, the Predecessor adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax) related to the impairment of goodwill.

(4)
Working capital is defined as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        Reddy Holdings and its wholly owned subsidiary Cube were formed on May 8, 2003 for the purpose of acquiring Packaged Ice and effecting certain capital transactions in connection with such acquisition. On August 15, 2003, Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. In connection with the merger, Packaged Ice was renamed Reddy Ice Group, Inc. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In the Unaudited Pro Forma Condensed Financial Information, "Successor" refers to Reddy Holdings and its subsidiaries, while "Predecessor" refers to pre-merger Reddy Group and its subsidiaries, which was then known as "Packaged Ice, Inc."

        The unaudited pro forma condensed financial statements have been derived from (i) the audited historical financial statements of the Predecessor for the period from January 1, 2003 through August 14, 2003 and the Successor for the period from May 8, 2003 (date of inception) through December 31, 2003, and (ii) the unaudited interim financial statements of the Successor as of June 30, 2004 and for the six months ended June 30, 2004, the Predecessor for the six months ended June 30, 2003, and of Triangle for the period from January 1, 2003 through October 31, 2003 and for the period from January 1, 2003 to June 30, 2003. Certain reclassifications have been made to Triangle's historical income statements to conform their presentation with that of Reddy Holdings. Triangle has historically reported depreciation and amortization expense within cost of sales and operating expenses, while Reddy Holdings reports such items separately. The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2004 is derived by adding the pro forma statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 and subtracting the pro forma statement of operations for the six months ended June 30, 2003.

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2003 give effect to the following events as if they had occurred on January 1, 2003:

  •
  the merger;

  •
  the receipt of proceeds from the offering of Reddy Group's senior subordinated notes and borrowings under the Reddy Group senior credit facility;

  •
  the receipt of proceeds from equity issuances to the sponsors and certain members of senior management of Reddy Holdings;

  •
  the acquisition of Triangle; and

  •
  the issuance of Reddy Holdings' new senior discount notes and the borrowing under Reddy Group's revolving credit facility and the receipt of the proceeds therefrom, the redemption of Reddy Holdings' outstanding series A preferred stock, the payment of a dividend to holders of Reddy Holdings' common stock and the payment of a special transaction payment to certain members of management and certain directors.

        The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2004 and the unaudited pro forma condensed consolidated balance sheet as of June 30, 2004 give effect to the following events as if they had occurred on January 1, 2003 and June 30, 2004, respectively:

  •
  the issuance of Reddy Holdings' new senior discount notes and the borrowing under Reddy Group's revolving credit facility and the receipt of the proceeds therefrom, the redemption and exchange of Reddy Holdings' outstanding series A preferred stock, the payment of a dividend to holders of Reddy Holdings' common stock and the payment of a special transaction payment to certain members of management and certain directors.

        The pro forma adjustments which give effect to the various events described above are based upon currently available information and certain assumptions and estimates that management believes are reasonable. The merger and acquisition of Triangle were accounted for using the purchase method of accounting.

        The unaudited pro forma condensed financial information is intended for informational purposes only and does not purport to represent the results of operations that actually would have actually occurred or that may be obtained in the future if the transactions described had occurred on the assumed dates. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, utility prices, labor costs, competition and other factors, many of which are beyond our control. The pro forma financial data may contain financial measures other than those in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for our consolidated historical financial statements. Article 11 of Regulation S-X does not allow presentation of pro forma statements of operations data for periods, such as the twelve months ended June 30, 2004, that do not conform to the historical periods of the relevant reporting entity; however, management has presented pro forma statements of operations data for the twelve months ended June 30, 2004 because they believe it provides meaningful additional information.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
As of June 30, 2004
(in thousands)

	Historical Reddy Holdings	Adjustments Related to the Issuance of the Senior Discount Notes		As Adjusted
Assets
Current assets:
Cash and equivalents	$6,555	$100,000	(a)	$6,555
		30,000	(a)
		(130,000	)(a)
Accounts receivable, net	38,830	—		38,830
Inventories	9,977	—		9,977
Prepaid expenses	2,682	—		2,682
Assets held for sale	790	—		790
Deferred income taxes	—	—		—
Note receivable	—	—		—

Total current assets	58,834	—		58,834
Property and equipment, net	232,805	—		232,805
Goodwill and other intangibles, net	337,309	3,900	(b)	341,314
		105	(c)
Other Assets	10	—		10

Total	$628,958	$4,005		$632,963

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$1,866	—		1,866
Revolving credit facility	5,250	(5,250)	(a)	6,339
		6,339	(a)
Accounts payable	17,672	—		17,672
Accrued expenses	19,296	28,911	(a)	48,207

Total current liabilities	44,084	30,000		74,084
Long-term obligations	328,215	100,000	(a)	428,215
Deferred tax liabilities, net	60,160	—		60,160
Shareholders' equity:
Preferred stock, 12% cumulative, Series A, $0.01 par value	1	(1	)(a)	—
Common stock, $.01 par value	1	—		1
Additional paid-in capital	199,870	(114,317	)(a)	85,553
Unearned compensation	(353)	177	(d)	(176)
Accumulated deficit	(5,338)	(11,682	)(a)	(17,192)
		(172	)(e)
Accumulated other comprehensive income	2,318	—		2,318

Total shareholders' equity	196,499	(125,995)		70,504

Total	$628,958	$4,005		$632,963

See notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
(in thousands)

(a)
Proceeds from Reddy Holdings' new senior discount notes, borrowings under Reddy Group's credit facilities, the redemption of Reddy Holdings' series A preferred stock, payment of the dividend to holders of Reddy Holdings' common stock and the payment of a special transaction payment to certain members of management and certain directors and have been calculated using the following assumptions:

Proceeds from Reddy Holdings' new senior discount notes(1)	$100,000
Proceeds from borrowings under Reddy Group's revolving credit facility(2)	6,339

Total proceeds	$106,339

Less cash used for:
Redemption of series A preferred stock plus accrued dividends	$114,318
Payment of dividend to common shareholders	10,474
Special transaction payment	1,208
Transaction costs(3)	4,000

Total uses of cash	$130,000

Cash to be generated from operations(4)	$23,661

    (1)
    Represents the issue of Reddy Holdings' new senior discount notes.

    (2)
    Represents the amount that Reddy Group is expected to borrow under its revolving credit in connection with the issuance of Reddy Holdings' new senior discount notes. Reddy Group expects that it will have no borrowings outstanding under its revolving credit facility immediately prior to the date of Reddy Holdings' issuance of the new senior discount notes.

    (3)
    Represents transaction costs related to Reddy Holdings' issuance of the new senior discount notes (including the initial purchasers' discount) and the amendment to Reddy Group's senior credit facility.

    (4)
    Represents estimated cash to be generated from June 30, 2004 through the date of Reddy Holdings' issuance of the new senior discount notes. This amount does not include $5,250 which was used by Reddy Group to repay borrowings under its revolving credit facility outstanding at June 30, 2004. The amount of cash actually generated will differ and will be reflected by a change in the actual amount borrowed under Reddy Group's revolving credit facility to consummate the transactions. As of September 30, 2004, Reddy Group's cash and cash equivalents were approximately $27,100.

(b)
Reflects capitalized debt issue costs incurred in connection with Reddy Holdings' new senior discount notes and the amendment to Reddy Group's senior credit facility.

(c)
Reflects the tax benefit of the expenses incurred in connection with the issuance of Reddy Holdings' new senior discount notes. A substantial portion of the company's net operating loss ("NOL") carryforwards were generated by the Predecessor. Due to the uncertainty of being able to utilize the Predecessor's NOL, a valuation allowance has been provided to reduce to zero the deferred tax asset resulting from such NOL carryforwards. As a result of purchase accounting related to the merger, utilization of the NOL carryforwards results in the removal of a portion of the valuation allowance and an offsetting decrease in goodwill.

(d)
Represents the write-off of the unearned compensation related to the Reddy Holdings' restricted series A preferred stock as all restrictions were removed in connection with the redemption of such preferred stock.

(e)
Represents the effect of the expenses recognized in conjunction with Reddy Holdings' new senior discount of notes and redemption of series A preferred stock, net of tax.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003
(in thousands)

	Historical Packaged Ice January 1 to August 14, 2003	Historical Reddy Holdings May 8 to December 31, 2003	Merger-Related Pro Forma Adjustments		Reddy Holdings Pro Forma	Historical Triangle January 1 to October 31, 2003(1)	Pro Forma Adjustments		Pro Forma Combined	Adjustments Related to the Issuance of the Senior Discount Notes		Pro Forma As Adjusted
Revenues	$151,269	$86,919	$—		$238,188	$26,094	$—		$264,282	$—		$264,282
Cost of sales	91,642	52,732	(2,481	)(a)	141,893	13,841	—		155,734	—		155,734

Gross profit	59,627	34,187	2,481		96,295	12,253	—		108,548	—		108,548
Operating expenses	18,598	13,430	313 103	(b) (c)	32,444	5,598	(822 (54 77 (1,028 (605	)(j) )(k) (l) )(m) )(n)	35,610	100 167 1,208	(t) (u) (z)	37,085
Depreciation and amortization expense	14,528	7,616	(22,144 15,393 3,278	)(d) (e) (f)	18,671	2,609	(2,609 1,644 568	)(d) (e) (f)	20,883	—		20,883
Gain on disposition of assets	(11)	—	—		(11)	—	—		(11)	—		(11)

Income from operations	26,512	13,141	5,538		45,191	4,046	2,829		52,066	(1,475)		50,591
Other income, net	116	—	—		116	128	—		244	—		244
Interest expense	21,063	10,370	(31,402 24,042	)(g) (g)	24,073	1,007	(1,007 1,666 128	)(o) (o) (p)	25,867	10,814	(v)	36,681

Income (loss) before income taxes	5,565	2,771	12,898		21,234	3,167	2,042		26,443	(12,289)		14,154
Income tax benefit (expense)	—	(1,053)	—	(h)	(1,053)	(1,340)	1,340 (127	(q) )(s)	(1,180)	1,566	(x)	386

Net income (loss) before preferred dividends	5,565	1,718	12,898		20,181	1,827	3,255		25,263	(10,723)		14,540
Preferred dividends	(2,566)	(4,431)	6,997 (11,827	(i) )(i)	(11,827)	—	629	(r)	(11,198)	11,198	(w)	—

Net income (loss) available to common shareholders	$2,999	$(2,713)	$8,068		$8,354	$1,827	$3,884		$14,065	$475		$14,540

Supplemental information:
EBITDA, As Defined (y)	$41,145	$20,757			$63,967	$6,783			$73,182			$71,707

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2003
(in thousands)

	Historical Packaged Ice	Merger-Related Pro Forma Adjustments		Reddy Holdings Pro Forma	Historical Triangle(1)	Pro Forma Adjustments		Pro Forma Combined	Adjustments Related to the Issuance of the Senior Discount Notes		Pro Forma As Adjusted
Revenues	$103,316	$—		$103,316	$11,706	$—		$115,022	$—		$115,022
Cost of sales	66,311	(1,980	)(a)	64,331	6,987	—		71,318	—		71,318

Gross profit	37,005	1,980		38,985	4,719	—		43,704	—		43,704
Operating expenses	14,661	250	(b)	14,994	2,337	(319	)(j)	16,987	100	(t)	18,503
		83	(c)			(33	)(k)		208	(u)
						46	(l)		1,208	(z)
						(38	)(m)
Depreciation and amortization expense	11,710	(11,710	)(d)	9,335	1,848	(1,848	)(d)	10,663	—		10,663
		7,696	(e)			987	(e)
		1,639	(f)			341	(f)
Gain on disposition of assets	(11)	—		(11)	—	—		(11)	—		(11)

Income from operations	10,645	4,022		14,667	534	864		16,065	(1,516)		14,549
Other income, net	31	—		31	95	—		126	—		126
Interest expense	16,902	(16,886	)(g)	12,074	748	(748	)(o)	13,004	5,285	(v)	18,289
		12,058	(g)			853	(o)
						77	(p)

Income (loss) before income taxes	(6,226)	8,850		2,624	(119)	682		3,187	(6,801)		(3,614)
Income tax benefit (expense)	—	—	(h)	—	1	(1	)(q)	—	—		—

Net income (loss) before preferred dividends	(6,226)	8,850		2,624	(118)	681		3,187	(6,801)		(3,614)
Preferred dividends	(2,033)	2,033	(i)	(5,749)	—	(306	)(r)	(6,055)	6,055	(w)	—
		(5,749	)(i)

Net income (loss) available to common shareholders	$(8,259)	$5,134		$(3,125)	$(118)	$375		$(2,868)	$(746)		$(3,614)

Supplemental information:
EBITDA, As Defined (y)	$22,375			$24,022	$2,477			$26,843			$25,327

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2004
(in thousands)

	Historical Reddy Holdings	Adjustments Related to the Issuance of the Senior Discount Notes		Pro Forma As Adjusted
Revenues	$125,909	$—		$125,909
Cost of sales	78,357	—		78,357

Gross profit	47,552	—		47,552
Operating expenses	17,097	—		17,097
Depreciation and amortization expense	11,278	—		11,278
Gain on disposition of assets	—	—		—

Income from operations	19,177	—		19,177
Other income, net	—	—		—
Interest expense	13,246	5,793	(v)	19,039

Income (loss) before income taxes	5,931	(5,793)		138
Income tax benefit (expense)	(2,254)	2,201	(x)	(53)

Net income (loss) before preferred dividends	3,677	(3,592)		85
Preferred dividends	(6,302)	6,302	(w)	—

Net income (loss) available to common shareholders	$(2,625)	$2,710		$85

Supplemental information:
EBITDA, As Defined (y)	$30,455			$30,455

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
For the Twelve Month Period Ended June 30, 2004
(in thousands)

	Historical Packaged Ice July 1, 2003 to August 14, 2003	Historical Reddy Holdings July 1, 2003 to June 30, 2004	Merger-Related Pro Forma Adjustments		Reddy Holdings Pro Forma	Historical Triangle July 1 to October 31, 2003(1)	Pro Forma Adjustments		Pro Forma Combined	Adjustments Related to the Issuance of the Senior Discount Notes		Pro Forma As Adjusted
Revenues	$47,953	$212,828	$—		$260,781	$14,388	$—		$275,169	$—		$275,169
Cost of sales	25,331	131,089	(501)	(a)	155,919	6,854	—		162,773	—		162,773

Gross profit	22,622	81,739	501		104,862	7,534	—		112,396	—		112,396
Operating expenses	3,937	30,527	63	(b)	34,547	3,261	(503	)(j)	35,720	(41	)(u)	35,679
			20	(c)			(21	)(k)
							31	(l)
							(990	)(m)
							(605	)(n)
Depreciation and amortization expense	2,818	18,894	(10,434	)(d)	20,614	761	(761	)(d)	21,498	—		21,498
			7,697	(e)			657	(e)
			1,639	(f)			227	(f)
Gain on disposition of assets	—	—	—		—	—	—		—	—		—

Income from operations	15,867	32,318	1,516		49,701	3,512	1,965		55,178	41		55,219
Other income, net	85	—	—		85	33	—		118	—		118
Interest expense	4,161	23,616	(14,516	)(g)	25,245	259	(259	)(o)	26,109	11,322	(v)	37,431
			11,984	(g)			813	(o)
							51	(p)

Income (loss) before income taxes	11,791	8,702	4,048		24,541	3,286	1,360		29,187	(11,281)		17,906
Income tax benefit (expense)	—	(3,307)	—	(h)	(3,307)	(1,341)	1,341	(q)	(3,434)	3,767	(x)	333
							(127	)(s)

Net income (loss) before preferred dividends	11,791	5,395	4,048		21,234	1,945	2,574		25,753	(7,514)		18,239
Preferred dividends	(533)	(10,733)	4,964	(i)	(12,380)	—	935	(r)	(11,445)	11,445	(w)	—
			(6,078	)(i)

Net income (loss) available to common shareholders	$11,258	$(5,338)	$2,934		$8,854	$1,945	$3,509		$14,308	$3,931		$18,239

Supplemental information:
EBITDA, As Defined (y)	$18,770				$70,400	$4,306			$76,794			$76,835

See notes to unaudited pro forma condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(1)
The Triangle acquisition occurred on November 6, 2003 but was effective on November 1, 2003 for accounting purposes. The historical data with respect to Triangle presented in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2003 relates to the ten months ended October 31, 2003. The historical data with respect to the six months ended June 30, 2003 relates to the six months ended June 30, 2003. From November 1, 2003, data with respect to Triangle is included in the Reddy Holdings data.

Reclassifications have been made to the historical statements of operations of Triangle to conform to the financial presentation of Reddy Holdings.

	Historical Triangle January 1 to October 31, 2003	Reclassifications Prepared by Reddy Holdings		Historical Triangle January 1 to October 31, 2003
	Per Triangle Accounting Records	Depreciation & Amortization	Other	Triangle Numbers Included in the Pro Forma
Revenues	$26,094	$—	$—	$26,094
Cost of sales	8,074	(845)	6,612	13,841

Gross profit	18,020	—	—	12,253
Delivery	8,275	(1,663)	(6,612)	—
General and administrative	3,819	(101)	(3,718)	—
Special charges	1,880	—	(1,880)	—
Operating expenses	—	—	5,598	5,598
Depreciation and amortization	—	2,609	—	2,609

Income from operations	4,046	—	—	4,046
Other income, net	128	—	—	128
Interest expense (income), net	1,007	—	—	1,007

Income (loss) before income taxes	3,167	—	—	3,167
Income tax expenses	(1,340)	—	—	(1,340)

Net income (loss) available to common shareholders	$1,827	$—	$—	$1,827

	Historical Triangle Six Months Ended June 30, 2003	Reclassifications Prepared by Reddy Holdings		Historical Triangle Six Months Ended June 30, 2003
	Triangle Accounting Records	Depreciation & Amortization	Other	Triangle Included in the Pro Forma
Revenues	$11,706	$—	$—	$11,706
Cost of sales	4,131	(528)	3,384	6,987

Gross profit	7,575	—	—	4,719
Delivery	4,671	(1,287)	(3,384)	—
General and administrative	2,370	(33)	(2,337)	—
Operating expenses	—	—	2,337	2,337
Depreciation and amortization	—	1,848	—	1,848

Income from operations	534	—	—	534
Other income, net	95	—	—	95
Interest expense (income), net	748	—	—	748

Income (loss) before income taxes	(119)	—	—	(119)
Income tax benefit	1	—	—	1

Net income (loss) available to common shareholders	$(118)	$—	$—	$(118)

	Historical Triangle July 1 to October 31, 2003	Reclassifications Prepared by Reddy Holdings		Historical Triangle July 1 to October 31, 2003
	Per Triangle Accounting Records	Depreciation & Amortization	Other	Triangle Numbers Included in the Pro Forma
Revenues	$14,388	$—	$—	$14,388
Cost of sales	3,943	(317)	3,228	6,854

Gross profit	10,445	—	—	7,534
Delivery	3,604	(376)	(3,228)	—
General and administrative	1,449	(68)	(1,381)	—
Special charges	1,880	—	(1,880)	—
Operating expenses	—	—	3,261	3,261
Depreciation and amortization	—	761	—	761

Income from operations	3,512	—	—	3,512
Other income, net	33	—	—	33
Interest expense (income), net	259	—	—	259

Income (loss) before income taxes	3,286	—	—	3,286
Income tax expenses	(1,341)	—	—	(1,341)

Net income (loss) available to common shareholders	$1,945	$—	$—	$1,945

(a)
Reflects the elimination of historical operating lease expense related to 725 Ice Factories and 257 merchandisers which were purchased in connection with the merger.

(b)
Reflects the payment of recurring management fees to the sponsors following the merger.

(c)
Reflects amortization of unearned compensation that was recorded in connection with the issuance of 250 shares each of restricted common and series A preferred stock on August 14, 2003 to certain members of Reddy Group's management group. The unearned compensation associated with the restricted shares, which had a total value of $500, is being expensed over the three-year life of the grant.

(d)
Reflects the elimination of historical depreciation and amortization expense for (i) Packaged Ice prior to its merger with Cube and (ii) Triangle prior to its acquisition by Reddy Group.

(e)
Reflects depreciation with respect to the fair value of the fixed assets that were acquired through the merger with Cube, leased equipment that was purchased in connection with the merger and the acquisition of Triangle. Such assets are being depreciated using the straight-line method over useful lives of 2 to 36 years.

(f)
Reflects the amortization of certain identifiable intangible assets recorded as a result of the merger and the acquisition of Triangle. The amortization is related to customer relationships valued at $61,900 in connection with the merger and $10,820 in connection with the Triangle acquisition. The customer relationships have economic useful lives of 15 to 30 years.

(g)
Reflects (i) the elimination of historical interest expense on debt retired and (ii) interest expense on debt issued in connection with the merger.

	Year ended December 31, 2003	Six months ended June 30, 2003	Six months ended June 30, 2004	Twelve months ended June 30, 2004
Historical interest expense	$31,402	$16,886	$—	$14,516
Pro forma interest expense:
Revolving credit facility	$124	$62	$—	$62
Term loan facility	4,999	2,558	—	$2,441
8 7/8% Senior Subordinated Notes	13,490	6,745	—	$6,745
Letters of Credit	380	190	—	$190
Interest rate swap	2,773	1,365	—	$1,408
Amortization of debt issue costs	2,276	1,138	—	$1,138

Total	$24,042	$12,058	$—	$11,984

          For the purposes of calculating interest on Reddy Group's revolving credit facility, term loan facility and interest rate swap, LIBOR was assumed to be 1.29% and 1.20% during the six month period ended June 30, 2003 and the year ended December 31, 2003, respectively. Each one-eighth percent change in the interest rate on the credit facilities would increase the assumed pro forma interest expense by $231 for the year ended December 31, 2003 and the twelve month period ended June 30, 2004 and by $116 for the six month periods ended June 30, 2004 and 2003.

(h)
No provision for income taxes has been provided on pro forma amounts due to net operating loss carryforwards available to Reddy Group.

(i)
Reflects (i) the elimination of dividends on Packaged Ice's preferred stock which was retired in connection with the merger and (ii) the accrual of preferred dividends on Reddy Holdings' series A preferred stock. Dividends accrue daily based on the liquidation amount, which is defined as the number of shares outstanding times $1,000 per share, plus accrued and unpaid dividends accumulated on a quarterly basis. It is assumed that no dividends will be paid in cash.

(j)
Reflects the elimination of expenses associated with the chief executive officer of Triangle, whose employment was terminated in connection with the acquisition by Reddy Group. The chief executive officer's duties are now being performed by existing Reddy Group management. The amount of expense eliminated includes the following:

	Year Ended December 31, 2003	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004	Twelve Months Ended June 30, 2004
Premiums on life insurance retained by seller	$182	$90	$—	$92
Salary & benefits	640	229	—	$411

Total	$822	$319	$—	$503

(k)
Reflects the reduction of Triangle's umbrella insurance premiums as the result of adding Triangle to Reddy Group's existing insurance policies.

(l)
Reflects additional management fees to be paid to the sponsors as a result of the acquisition of Triangle.

(m)
Reflects the elimination of professional fees incurred by Triangle related to its acquisition by Reddy Group.

(n)
Reflects the elimination of employee bonuses paid by Triangle in connection with its acquisition by Reddy Group.

(o)
Reflects (i) the elimination of Triangle's historical interest expense, which included the accretion of redeemable common stock warrants, as all of Triangle's existing debt was paid off in connection with the acquisition and (ii) the adjustment of interest related to the $45,000 term loan that was borrowed under the Reddy Group credit facility for purposes of financing a portion of the acquisition cost. For the purposes of calculating interest on the new term loan, LIBOR was assumed to be 1.29% and 1.20% during the six month period ended June 30, 2003 and the year ended December 31, 2003, respectively. Each one-eighth percent change in the interest rate on the term loan would increase the assumed pro forma interest expense by $56 for the year ended December 31, 2003 and the twelve month period ended June 30, 2004 and by $28 for the six month periods ended June 30, 2004 and 2003.

(p)
Represents amortization of debt issuance costs incurred in connection with the $45,000 term loan used to finance a portion of the Triangle acquisition.

(q)
Reflects the elimination of Triangle's historical income tax expense. No provision for income taxes has been provided on pro forma amounts attributable to any periods prior to August 15, 2003 due to net operating loss carryforwards available to Reddy Group.

(r)
Reflects additional preferred dividends to be incurred as a result of the issue of 5,000 shares of Reddy Holdings' series A preferred stock in connection with the financing of the Triangle acquisition.

(s)
A provision for income taxes has been provided for pro forma amounts attributable to the period from August 15, 2003 to November 1, 2003 (the effective date of the acquisition of Triangle for accounting purposes).

(t)
Represents fees and expenses of professional advisors in connection with an amendment to Reddy Group's credit facility to allow Reddy Holdings' issuance of the new senior discount notes, the redemption of Reddy Holdings' series A preferred stock and the payment of the dividend to Reddy Holdings' common shareholders.

(u)
Represents the write-off of the unamortized balance of unearned compensation relating to 250 shares of Reddy Holdings' restricted series A preferred stock. The restrictions on such shares were removed in connection with the redemption of the series A preferred stock.

(v)
Represents additional interest expense related to the issuance of Reddy Holdings' new senior discount notes, additional borrowings under Reddy Group's revolving credit facility and amortization of debt issue costs related to issuance of such notes.

	Year ended December 31, 2003	Six months ended June 30, 2003	Six months ended June 30, 2004	Twelve months ended June 30, 2004
Pro forma interest expense:
Senior discount notes	$10,250	$5,000	$5,513	$10,763
Reddy Group revolving credit facility	76	41	36	71
Amortization of debt issue costs	488	244	244	488

Total	$10,814	$5,285	$5,793	$11,322

          For the purposes of calculating interest on the senior discount notes, the interest rate was assumed to be 10%. To calculate interest on Reddy Group's revolving credit facility, LIBOR was assumed to be 1.29%, 1.20 and 1.14% during the six months ended June 30, 2003, the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. Each one-eighth percent change in the interest rate on the revolving credit facility would increase the assumed pro forma interest expense by $8 for the year ended December 31, 2003 and the twelve months ended June 30, 2004 and by $4 for the six months ended June 30, 2004 and 2003.

(w)
Reflects the elimination of the preferred dividends on Reddy Holdings' series A preferred stock due to the redemption of such preferred stock.

(x)
Represents the tax effects of the expenses incurred in connection with Reddy Holdings' new senior discount notes.

(y)
EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. EBITDA, As Defined, represents EBITDA before preferred dividends, the cumulative effect of change in accounting principle, gain or loss on extinguishment of debt, impairment of assets and gain or loss on disposition of assets. EBITDA, As Defined, and EBITDA are presented herein because we believe they are useful supplements to operating income and cash flow from operations in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. Management also uses these measurements as part of its evaluation of core operating results and underlying trends. However, EBITDA, As Defined, and EBITDA which do not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of the notes to be alternatives to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. In addition, the EBITDA, As Defined, and EBITDA measures presented herein may differ from and may not be comparable to similarly titled measures used by other companies.

Reconciliation of EBITDA, As Defined, and EBITDA to Net Income (Loss) available to common shareholders

	Year Ended December 31, 2003	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004	Twelve Months Ended June 30, 2004
EBITDA, As Defined	$71,707	$25,327	$30,455	$76,835
Gain on disposition of assets	11	11	—	—
Impairment of assets	—	—	—	—
Gain on extinguishment of debt	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—

Preferred dividends	—	—	—	—
EBITDA	71,718	25,338	30,455	76,835
Depreciation and amortization	(20,883)	(10,663)	(11,278)	(21,498)
Interest expense	(36,681)	(18,289)	(19,039)	(37,431)
Income tax benefit (expense)	386	—	(53)	333

Net income (loss) available to common shareholders	$14,540	$(3,614)	$85	$18,239

(z)
Represents a special transaction payment made to certain members of management and certain directors in connection with the issuance of Reddy Holdings' new senior discount notes and the related transactions.

Legal Proceedings

        We are involved in various claims, lawsuits and proceedings arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that we may incur. Other than those lawsuits described below, we believe the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We are involved in litigation in connection with an ammonia release at our Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits generally referred to as Wallace Acey, Jr. et al. v. Reddy Ice Corp., is pending in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana. There are numerous plaintiffs who have alleged injuries primarily consisting of inconvenience, watery eyes and offensive odors. The plaintiffs have not made a specific request for relief in the lawsuit. The consolidated case is still in an early stage and the ultimate outcome is impossible to determine at this time. Although we maintain insurance to protect us against losses, an unfavorable result in excess of the available insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

        Two lawsuits were filed on May 23, 2003 in connection with the merger, alleging that we had failed to maximize shareholder value in the merger transaction. Those lawsuits were dismissed with prejudice in September 2004.

Certain Relationships and Related Transactions

        On August 16, 2004, we sold 125 shares of Reddy Holdings' common stock and 125 shares of Reddy Holdings' series A preferred stock to Tracy L. Noll, one of our independent directors, for an aggregate sales price of $250,000.

        On August 16, 2004, in connection with his purchase of 38.39634 shares of common stock and 38.39634 of series A preferred stock from a member of senior management, we issued to William P. Brick 189.48421 additional time based options and 46.21566 performance based options.

Executive Compensation and Incentive Programs

        On March 25, 2004, the Reddy Holdings Compensation Committee approved an increase in in the annual salary for William P. Brick from $360,000 to $400,000, to be effective March 26, 2004.

Corporate Information

        Reddy Ice Holdings, Inc. was incorporated on May 8, 2003. Our principal executive offices are located at 3535 Travis Street, Suite 170, Dallas, Texas 75204 and our telephone number is (214) 526-6740. As of October 25, 2004, our principal executive offices will be located at 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231.

        In connection with the consummation of the issuance of notes, Reddy Group will reincorporate from Texas to Delaware by means of a merger with a newly formed Delaware corporate subsidiary of Reddy Group, with the Delaware corporation as the surviving entity.

QuickLinks

  Exhibit 99.2
Recent Developments
Updated Expectations
Prior Expectations
Summary Historical and Pro Forma Condensed Financial Data
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET As of June 30, 2004 (in thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Year Ended December 31, 2003 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2003 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2004 (in thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)